Exhibit (A)(1)(J)

COVER LETTER TO OFFER TO EXCHANGE AND LETTER OF TRANSMITTAL

IF YOU DO NOT WANT TO SELL YOUR SHARES AT THIS TIME, PLEASE DISREGARDTHIS NOTICE.
THIS IS SOLELY NOTIFICATION OF THE COMPANY’s TENDER OFFER.

January 23, 2026

Dear [   ]

On January 23, 2026, Zoomcar Holdings, Inc. launched a tender offer to exchange (the “Exchange Offer”) certain of its existing warrants (the “Warrants”) to purchase common stock for shares of the Company’s common stock (the “Exchange Shares”) by filing a Schedule TO with the U.S. Securities and Exchange Commission on January 23, 2026, along with the Offer to Exchange and Letter of Transmittals attached thereto and included in this correspondence (together with the other exhibits included therein and herein, the “Exchange Offer Documents”).

The period for the Exchange Offer began on January 23, 2026 and will end at 5:00 p.m., Eastern Time, on March 31, 2026, unless extended by the Company (the “Expiration Date”), at which point the Exchange Offer will expire.  The Warrants may be presented to the Company in exchange for the Exchange Shares only by tendering them during this period pursuant to the terms and instructions outlined in the Exchange Offer Documents. The Exchange Offer Documents contain important information that you need to read. You are encouraged to consult with your legal, financial and tax advisors in connection with the Exchange Offer.

If you would like to tender your Warrants, you should complete, sign and electronically or otherwise deliver the enclosed documents, including the Letter of Transmittal to Vinyl Equity, Inc. so that it is received before the Expiration Date. If you have received this document physically via mail, you may return your completed documents electronically to Vinyl Equity, Inc. at inquiries@vinylequity.com.

If you would like to tender your Warrants, and your Warrants are held through a financial intermediary, such as a financial adviser, custodian, broker/dealer, or other nominee (each, a “Financial Intermediary”), please ask your Financial Intermediary to submit the Letter of Transmittal on your behalf. You may be charged a transaction fee for this service by your Financial Intermediary. Please consider any processing time that may be needed prior to the Offer Expiration Date. Each Financial Intermediary may establish its own specific deadline for receipt of completed tender request materials from its clients. If you invest in the Company through a Financial Intermediary, please allow for additional processing time as the Letter of Transmittal must ultimately be received by Vinyl Equity, Inc. no later than 5:00 p.m., Eastern Time, on the Expiration Date.

The Exchange Offer and an investment in our securities, including our common stock, are subject to significant risks and uncertainties. Additional risks and uncertainties are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2025, its subsequent Quarterly Reports on Form 10-Q, and other filings with the U.S. Securities and Exchange Commission.

No person has been authorized to give any information or make any representations in connection with the Exchange Offer other than those contained in the Exchange Offer Documents, and, if given or made, such information or representations must not be relied upon. This letter is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor does it constitute a recommendation to tender or refrain from tendering Warrants. The Exchange Offer is being made only pursuant to the Exchange Offer Documents, and only in jurisdictions where and to the extent permitted by applicable law.

If you are not interested in having the Company exchange your warrants in exchange for shares of common stock of the Company as described in the enclosed Offer to Exchange and Letter of Transmittal, please disregard this notice and take no action.

If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the tender offer, or contact your Financial Intermediary.

Sincerely,

ZOOMCAR HOLDINGS, INC.